Consent of Independent Registered Public Accounting Firm

SilverBow Resources, Inc.
Houston, Texas
We hereby consent to the incorporation by reference in this Registration Statement of our reports dated February 28, 2019, relating to the consolidated financial statements and the effectiveness of SilverBow Resources, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ BDO USA, LLP
Houston, Texas
August 9, 2019